EXHIBIT 4.16

Bond Instrument

This Bond Instrument, which is a financial promotion for the purposes of Section 21 of the Financial Services and Markets Act 2000, is being issued by Secured Energy Bonds plc, which accepts responsibility for the information contained herein. This Invitation Document has been approved as a financial promotion for UK publication by Independent Portfolio Managers Limited of 5th Floor, Becket House, 36 Old Jewry, London EC2R 8DD, UK. IPM is authorised and regulated by the Financial Conduct Authority.

This deed is made the                    day of                    2013

Between:

(1)	Secured Energy Bonds plc (08711124) whose registered office is at 52 High Street, Pinner, Middlesex HA5 5PW (the Company); and
(2)	CBD Energy Limited (A.C.N. 010 966 793) whose registered office is at 53 Cross Street, Double Bay, NSW 2028 Australia (the Guarantor).

TERMS:

1	Definitions and Interpretation

1.1	The following words have these meanings in this Instrument unless a contrary intention appears:

Aggregate Nominal Amount	in respect of the Energy Bonds on issue at any time, the aggregate principal amount of the Energy Bonds outstanding at that time and/or all accrued and unpaid interest thereon;
Bondholder or Bondholders	the person(s) from time to time entered in the Register as the holders of the Energy Bonds;
Bond Instrument	this bond instrument made between the Company and the Guarantor;
Business Day	a day other than a Saturday or a Sunday on which clearing banks are open for business in London;
Certificate	a certificate evidencing title to the Energy Bonds substantially in the form set out in the schedule;
Commencement Date	the date on which the Energy Bonds are first issued, being 21 days after allotment;
Default Event	has the meaning given to that term in clause 6.1;
Directors	the board of directors of the Company from time to time;

Energy Bonds	the non-convertible and non-transferable Energy Bonds of the Company constituted by and issued pursuant to this Instrument;
Group	a company which is from time to time a parent undertaking or a subsidiary undertaking of the Company or a subsidiary undertaking of any such parent undertaking, and the terms “parent undertaking” and “subsidiary undertaking” shall have the meanings as set out in the Companies Act 2006;
Interest Payment Date	the date falling (i) three months following the Commencement Date and (ii) in each subsequent third month up to and including the date on which the Energy Bonds are finally redeemed;
Interest Rate	6.5% pa (six and one half per cent per annum)
Recognised Investment Exchange	has the meaning ascribed to that term in section 285 of the Financial Services and Markets Act 2000;
Register	the register of Bondholders maintained by the Company as provided for in clause 12;
Registered Office	the registered office of the Company from time to time;
Repayment Date	subject to pre-payment by the Company in accordance with the terms of this Bond Instrument, the third anniversary of the Commencement Date (or such dates do not fall on a Business Day, the next Business Day).
Security	the security created by the Security Document;
Security Document	a debenture being fixed and floating charge over the assets of the Company granted to the Security Trustee;
Security Trustee	Independent Portfolio Managers Limited or such other person as is appointed as trustee under the Security Trust Deed; and
Security Trust Deed	the deed by which the Security Trustee is appointed to hold the Security for the benefit of the Bondholders on the terms set out in that deed.
1.2	In this Bond Instrument, unless the contrary intention appears:

1.2.1	the singular includes the plural and vice versa and any gender includes the other gender;

1.2.2	‘person’ unless the context otherwise requires includes a natural person, a firm, a partnership, a body corporate, an unincorporated association or body, a state or agency of state, trust or foundation (whether or not having separate legal personality);

1.2.3	a ‘natural person’ unless the context otherwise requires shall mean a human being, as opposed to a juridical person created by law;

1.2.4	a reference to:

(a)	a document means that document as amended, replaced or novated;

(b)	a statute or other law means that statute or other law as amended or replaced, whether before or after the date of this Bond Instrument and includes regulations and other instruments made under it;

(c)	a clause or schedule is a reference to a clause or a schedule in this Bond Instrument; and

(d)	a month means a calendar month;

1.2.5	where the word ‘including’ or ‘includes’ is used, it is to be taken to be followed by the words: ‘but not limited to’ or ‘but is not limited to’, as the case requires;

1.2.6	where a period of time is expressed to be calculated from or after a specified day, that day is included in the period;

1.2.7	a reference to “date of redemption” or “repayment” or “redeemed” or “repaid” means the date on which all the outstanding principal and accrued and unpaid interest on all the outstanding Secured Energy Bonds is finally paid by the Company; and

1.2.8	headings are inserted for convenience and do not affect the interpretation of this Bond Instrument.

2	Amount and Status of Energy Bonds

2.1	The aggregate principal amount of Energy Bonds is limited to £15,000,000.

2.2	Energy Bonds shall only be capable of being issued in multiplies of £1,000 in nominal amount and there will be no limit on maximum amount of Energy Bonds that can be issued to a Bondholder, subject to the aggregate principal amount limit set out in clause 2.1 above.

2.3	Energy Bonds shall not be issued or registered in the names of more than one Bondholder.

2.4	Subject to this Bond Instrument and the schedule, all of the Energy Bonds as and when issued shall rank pari passu equally and rateably without discrimination or preference.

2.5	Energy Bonds shall not be capable of being transferred by the Bondholder or by the Company and shall not be capable of being dealt in or negotiated on any stock exchange or other recognised or capital market in the United Kingdom or elsewhere and no application has been or will be made to any Recognised Investment Exchange for the listing of, or for permission to deal in Energy Bonds.

3	Interest

3.1	Interest is payable on the principal amount outstanding under the Energy Bonds from the Commencement Date until the date of redemption and will be calculated on the basis of a 365 day year (or, in the case of a leap year, a 366 day year).

3.2	Interest accrues from day to day at the Interest Rate and is payable to the Bondholders by quarterly payments in arrears on each Interest Payment Date until the Energy Bonds are repaid under the terms of this Bond Instrument and shall be paid to the Bondholders within 15 Business Days of each such Interest Payment Date.

4	Redemption of Energy Bonds

4.1	All Energy Bonds not previously repaid (in whole or in part) before the Repayment Date will be redeemed by the Company on the Repayment Date, at par, together with interest accrued and unpaid up to and including the date of redemption.

4.2	All payments of principal and interest in respect of the Energy Bonds by or on behalf of the Company shall be made at the Bondholder’s risk:

4.2.1	either by cheque or bank transfer in favour of the Bondholder. If such payment is to be made by cheque, it shall be sent at the Bondholder’s risk to the address notified to the Company for such purpose in writing by the Bondholder from time to time; and

4.2.2	free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatsoever nature imposed, levied, collected, withheld or assessed, unless such withholding or deduction is required by law. In that event, the Company shall make such withholding or deduction and shall, where required, account to the relevant tax authority for such withholding or deduction. For the avoidance of doubt, in such circumstances, the Company shall not be required to increase or gross-up any payment of principal or interest made hereunder.

4.2.3	All Energy Bonds redeemed by the Company pursuant to the terms of this Bond Instrument will be cancelled and will not be available for reissue.

4.2.4	In the event that any income or other tax is deducted from a payment, the Company will issue to the Bondholders as soon as reasonably practicable a certificate of deduction of tax in respect of the tax deducted or withheld.

5	Pre-payment and Early Redemption of Energy Bonds

5.1	In addition to clause 4.1 the Company will be entitled to pre-pay any or all of the principal amount of the Energy Bonds together with interest accrued and unpaid thereon at any time after the Commencement Date or at any time after the occurrence of an event described in clause 11.1.

5.2	In addition to clauses 4 and 11, and subject always to the remainder of this clause 5, up to £50,000 principal amount of Energy Bonds shall, at the absolute discretion of the Company, be capable of being redeemed prior to a Repayment Date in each 12 month period ending on each anniversary of the issue of the Energy Bonds.

5.3	Energy Bonds shall only be capable of being redeemed pursuant to clause 5.2 above if:

5.3.1	the Bondholder is able to demonstrate in documented form to the satisfaction of the Company that they are subject to material financial hardship; and

5.3.2	the Bondholder has given a minimum of two months’ notice in writing to the Company that they wish to redeem their holding of Energy Bonds.

5.4	For the avoidance of doubt, the decision as to whether to accept (in whole or in part) applications for early redemption of Energy Bonds pursuant to clauses 5.2 and 5.3 shall be at the absolute discretion of the Company and it shall be a condition of any such acceptance by the Company that the Bondholder shall have completed the notice of redemption on the reverse of their Certificate and delivered the same to the Company (or as it shall direct) prior to the scheduled date for redemption.

6	Default Events

6.1	Notwithstanding clauses 4 and 5, all outstanding Energy Bonds shall become immediately repayable, at the Bondholder’s option, at par together with all accrued and unpaid interest up to and including the date of redemption, on the happening of any of the following events (each a Default Event):

6.1.1	the Company fails to repay any principal or pay any interest on the Energy Bonds within 90 days of the due date for redemption or payment hereof in accordance with the terms of this Bond Instrument; or

6.1.2	an order is made or an effective resolution passed for winding-up or liquidation of the Company or the Guarantor (otherwise than for the purposes of or in the course of a solvent re-organisation, reconstruction or amalgamation); or

6.1.3	a security holder of assets owned by the Company or Guarantor has taken possession of or if a receiver, administrative receiver, liquidator, judicial factor or other similar officer is appointed to take possession of the whole or any material part of the property or undertakings of the Company or the Guarantor and in any such case is not discharged, withdrawn or removed within 14 days of possession being taken or an appointment being made provided that at all times during such period the Company or the Guarantor is contesting such possession or appointment in good faith and diligently; or

6.1.4	any administration order or any administration application has been made in respect of the Company.

6.2	The Company will use reasonable endeavours to give notice to the Bondholders of the happening of any Default Event within ten (10) Business Days upon becoming aware of the same. If any Bondholder shall waive in writing its right of repayment of the Aggregate Nominal Amount due to it, the Energy Bonds held by such Bondholder shall remain outstanding.

7             Security and Enforcement

7.1	The Security shall be held for the benefit of the Bondholders by the Security Trustee on the terms of the Security Trust Deed.

7.2	If an Event of Default has occurred the Aggregate Nominal Amount shall become due and payable immediately by the Company

7.3	If an Event of Default has occurred the Security Trustee is entitled to enforce the Security on the terms of the Security Trust Deed.

8	Non-Conversion

Neither the principal amount of the Energy Bonds nor any interest thereon shall be capable of conversion into shares or other securities in the Company.

9	Certificates

9.1	The Company will recognise the Bondholder indicated in the Register as the absolute owner of the Energy Bonds. The Company is not bound to take notice or see to the execution of any trust whether express, implied or constructive to which any Energy Bonds may be subject.

9.2	If any of the Bondholder’s Energy Bonds are due to be redeemed under any of the provisions of this Bond Instrument, the Bondholder shall, if requested by the Company, deliver up to the Company (at its Registered Office) the Certificate(s) for the Energy Bonds which are due to be redeemed in order that the same may be cancelled and, upon such delivery (if so requested by the Company), the Company shall pay the relevant redemption amount to the Bondholder.

9.3	If any of the Bondholder’s Energy Bonds are liable to be redeemed under any of the provisions of this Bond Instrument, and, following a request by the Company, the Bondholder fails or refuses to deliver up the Certificate(s) for such Energy Bonds at the time and place fixed for the redemption of such Energy Bonds, then the Company may set aside the relevant amount due to the Bondholder, pay it into a separate interest-bearing bank account which shall be held by the Company in trust for the Bondholder (but without interest (save as may accrue in such account)) and such setting aside shall be deemed, for all purposes of these conditions, to be a payment to the Bondholder and the Company shall thereby be discharged from all obligations in connection with such Energy Bonds. If the Company shall place such amount on deposit at a bank, the Company shall not be responsible for the safe custody of such amount or for any interest accruing on such amount in such account.

9.4	If any certificate is lost, stolen or mutilated, defaced or destroyed, it may be replaced at the Registered Office, subject to all applicable laws, upon such indemnity as the Directors may reasonably require.

10	Transfer

The Energy Bonds are not transferable in whole or in part and neither the Company nor its Directors shall approve, or arrange or participate in any transfer of Energy Bonds whether by registration or otherwise.

11	Transmission

11.1	Any person becoming entitled to Energy Bonds as a result of the death or bankruptcy of a holder of Energy Bonds or of any other event giving rise to the transmission of such Energy Bonds by operation of law may, upon producing such evidence as reasonably required by the Directors of the Company, be registered as the holder of such Energy Bonds.

11.2	In the case of death of a registered holder of Energy Bonds, the only persons recognised by the Company as having any title to the Energy Bonds are the executors or administrators of a deceased sole registered holder of Energy Bonds or such other person or persons as the Directors may reasonably determine and they will be entitled to require repayment of the Energy Bonds at par.

12	Register of the Energy Bonds

12.1	The Company will at all times keep at its Registered Office, or at such other place as the Company may have appointed for the purpose, a register showing:

12.1.1	the nominal amount of the Energy Bonds held by the Bondholder;

12.1.2	the serial number of each Energy Bond issued;

12.1.3	the date of issue and all subsequent transmissions of ownership; and

12.1.4	the name and address of the Bondholder as Bondholder.

12.2	The Bondholder may at all reasonable times during office hours inspect their details entered in the Register and take copies of such details from the Register.

12.3	The Register may be closed by the Company for such periods and at such times as it thinks fit but not more than thirty (30) days in any calendar year.

12.4	Any change of name or address on the part of the Bondholder must be notified to the Company and the Register will be altered accordingly.

13	Guarantee

13.1	The Guarantor unconditionally and irrevocably guarantees to each of the Bondholders from time to time that if, for any reason whatsoever, the Aggregate Nominal Amount of the Bondholder’s outstanding Energy Bonds (or any part of it) is not paid in full by the Company on the due date it shall (subject to the limitations set out in this Bond Instrument), on demand in writing by such Bondholder, pay to Bondholder such sum as shall be equal to the amount in respect of which such non-payment has been made, provided that the Guarantor's maximum aggregate liability under this guarantee in this clause 13 shall not exceed an amount equal to the Aggregate Nominal Amount due to such Bondholder on such due date.

13.2	Upon payment in full by the Guarantor of the Aggregate Nominal Amount of any outstanding Energy Bonds, such Energy Bonds shall be deemed to have been fully repaid and cancelled.

13.3	The Guarantor shall be liable as if it were a principal debtor for all monies payable pursuant to this Bond Instrument (notwithstanding that, as between the Company and the Guarantor, the Guarantor is a surety only) and shall not be exonerated or discharged from liability under this clause 13 guarantee:

13.3.1	by the effluxion time or indulgence being given to, or any arrangement or alteration of terms being made with, the Company; or

13.3.2	by the liquidation, whether voluntary or compulsory, of the Company or by the appointment of an administrative receiver or an administrator in relation to the Company or its assets; or

13.3.3	by any act, omission, matter or thing whatsoever whereby the Guarantor, as surety only, would or might have been so exonerated or discharged.

13.4	Until the Aggregate Nominal Amount of all outstanding Energy Bonds and all claims of the Bondholders thereunder have been discharged in full:

13.4.1	the Guarantor shall not be entitled to participate in any security held or money received by or on behalf of the Bondholders;

13.4.2	the Guarantor shall not stand in the place of the Bondholders or any agent or trustee appointed on their behalf in respect of any security or money nor in competition with or in priority to the Bondholders take any step to enforce any right or claim against the Company or its assets nor make any claim in the bankruptcy or liquidation of the Company in respect of any money paid by the Guarantor to the Bondholders or to any trustee or agent on their behalf; and

13.4.3	the Guarantor shall not take any steps to enforce any claim that it may have against the Company without receiving the prior written consent of the Bondholders or any agent or trustee appointed on their behalf (which consent may be conditional).

13.4A	Each of the covenants and guarantees contained in this clause 13 shall be a continuing covenant and guarantee binding on the Guarantor, and shall remain in operation until the Aggregate Nominal Amount of the outstanding Energy Bonds has been fully paid or satisfied.

13.5	This clause 13 shall be deemed to contain, as a separate and independent stipulation, a provision to the effect that any sums of money which may not be recoverable from the Guarantor by virtue of this clause 13 guarantee (whether by reason of any legal limitation, disability, incapacity or any other fact or circumstance and whether known to the Bondholders or not) shall nevertheless be recoverable from the Guarantor by way of indemnity.

13.6	Each Bondholder shall be entitled to determine from time to time when to enforce this clause 13 against the Guarantor as regards its outstanding Energy Bonds and may from time to time make any arrangements or compromise with the Guarantor in relation to the guarantee given by this clause 13 which such Bondholder may think expedient and/or in its own interest.

13.7	Any payment to be made by the Guarantor under this Bond Instrument shall be made without regard to any lien, right of set-off, counterclaim or other analogous right to which the Guarantor may be, or claim to be, entitled against any Bondholder.

13.8	Payment by the Guarantor to any Bondholder made in accordance with this clause 13 shall be deemed a valid payment for all purposes of this clause 13 and shall discharge the Guarantor from its liability under this clause 13 to the extent of the payment, and the Guarantor shall not be concerned to see to the application of any such payment.

13.9	In relation to any demand made by a Bondholder for payment by the Guarantor pursuant to this clause 13 such demand shall be in writing and shall state:

13.9.1	the full name and registered address of such Bondholder and the Aggregate Nominal Value which is claimed;

13.9.2	the reason why the Aggregate Nominal Value has become payable by the Guarantor;

13.9.3	that none of the Energy Bonds in respect of which such demand is made has been cancelled, redeemed or repurchased by the Company;

13.9.4	that the sum demanded is due and payable by the Company, that all conditions and demands prerequisite to the Company's obligations in relation to those Energy Bonds have been fulfilled and made, that any grace period relating to those obligations has elapsed and that the Company has failed to pay the sum demanded;

13.9.5	the date on which payment of the Aggregate Nominal Amount (or part thereof) in respect of which the demand is made should have been paid to the Bondholder by the Company; and

13.9.6	the bank account details of a bank in the United Kingdom to which payment by the Guarantor is to be credited or the address to which payment by cheque is to be sent at the Bondholder’s risk.

13.10	The Guarantor may rely on any demand or other document or information appearing on its face to be genuine and correct, and to have been signed or communicated by the person by whom it purports to be signed or communicated. The Guarantor shall not be liable for the consequences of such reliance and shall have no obligation to verify that the facts or matters stated in any such demand, document or information are true and correct.

14	Warranties and Undertakings

14.1	The Company undertakes to each Bondholder that:

14.1.1	it will perform and observe the obligations imposed on it by this Bond Instrument;

14.1.2	it will comply with the provisions of the Certificates; and

14.1.3	the Energy Bonds are held subject to and with the benefit of the terms and conditions set out in this Bond Instrument and are binding on the Company and the Bondholder and all persons claiming through or under them.

14.2	The Company and the Guarantor warrant to each Bondholder on the date of this Instrument, and at all times while such Bondholder holds Energy Bonds, that:

14.2.1	(in case of the Company only) it has the power and authority to issue the Energy Bonds and to exercise its rights and perform its obligations under the Energy Bonds;

14.2.2	it has the power and authority to enter into this Bond Instrument and to exercise its rights and perform its obligations under this Bond Instrument;

14.2.3	it has taken all necessary corporate, shareholder and other action to authorise the execution, delivery and performance of this Instrument; and

14.2.4	it has been duly incorporated, constituted or amalgamated and is validly subsisting and is in good standing under the laws of the jurisdiction in which it is incorporated, constituted or amalgamated.

15	Notice

15.1	Any notice or other communication to be given under this Bond Instrument, the Certificates or the Energy Bonds must be in writing and will be served by delivering it personally or sending it by pre-paid post or by facsimile (to the Company only) to the address and for the attention of the relevant party mentioned below (or as otherwise notified by that party). Any notice will be deemed to have been received:

15.1.1	if delivered personally, at the time of delivery;

15.1.2	in the case of pre-paid post, 48 hours from the date of posting;

15.1.3	in the case of registered airmail within three (3) Business Days of the date of posting; and

15.1.4	in the case of fax, at the time of transmission.

15.2	If deemed receipt occurs before 9:00am on a Business Day the notice is deemed to have been received at 9:00am on that day and if deemed receipt occurs after 5:00pm, the notice is deemed to have been received at 9:00am on the next Business Day.

15.3	The addresses of the parties for the purposes of the Bond Instrument are as set out in the Register from time to time, and in the case of facsimile numbers as advised by the Company from time to time, or such other address as may be notified in writing from time to time by the relevant party to the other party.

15.4	For the avoidance of doubt, a notice will not be validly served under this Bond Instrument if served by email.

16	Costs and Expenses

Each party shall pay its own costs, charges and expenses relating to the execution and implementation of this Bond Instrument.

17	Third Party Rights

No third-party shall have a right under the Contract (Rights of Third Parties) Act 1999 to enforce any term of this Bond Instrument.

18	Governing Law and Jurisdiction

18.1	This Bond Instrument and each of the Energy Bonds is governed by and shall be construed in accordance with the law of England.

18.2	Each party irrevocably submits to the exclusive jurisdiction of the courts of England as regards any claim, dispute or matter arising out of or in connection with this Bond Instrument.

Signature page to the loan note instrument of Secured Energy Bonds plc

EXECUTED as a DEED for and on behalf of Secured Energy Bonds plc	) Director ) ) Director/Secretary

EXECUTED as a DEED for and on behalf of CBD Energy Limited	) Director ) ) Director/Secretary

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